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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                            Three Months Ended
                                                                March 31,
                                                         __________________________
                                                           1994             1993
                                                         _________        _________
NET INCOME (LOSS)                                        $ (2,945)        $ (4,349)
   Add back debenture interest, debt discount
     and expense amortization, less applicable taxes          811              811
                                                         ________         ________
NET INCOME (LOSS) FOR FULLY DILUTED COMPUTATION          $ (2,134)        $ (3,538)
                                                         =========        =========

COMMON STOCK:
   Shares outstanding from beginning of period             29,405           29,968

   Stock options exercised                                     76                2

   Shares purchased for treasury,
     from date of purchase                                     (4)              --

   Assumed exercise of stock options,
     using treasury stock method                              180              238

   Shares issued for restricted stock                          --               --

   Assumed conversion of subordinated debentures,
     from the latter of the beginning of the
     period or the date of issue                            7,300            7,300
                                                         ________         ________

     Weighted average number of shares outstanding         36,957           37,508
                                                         ========         ========

FULLY DILUTED EARNINGS (LOSS) PER SHARE                     $(.10)           $(.14)
                                                            ======           ======

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